EXHIBIT 23.1

           CONSENT OF SOMEKH CHAIKIN, A MEMBER OF KPMG INTERNATIONAL.
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[KMPG LOGO]
                     Somekh Chaikin                     Telephone 972 3 684 8000
                     KPMG Millennium Tower              Fax       972 3 684 8444
                     17 Ha'arba'a Street, PO Box 609 Internet www.kpmg.co.il Tel Aviv 61006 Israel


                                                                    Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
ECI Telecom Ltd.
Tel Aviv
Israel

We consent to the incorporation by reference in the registration statement on Form S-8 of ECI Telecom Ltd. pertaining to the ECI Telecom Ltd. Employee Share Incentive Plan 2002, as amended, and the registration statements on Form S-8 (Nos. 333-105830, 333-103669, 333-12868, 333-9860, 333-10078, 33-75904,
33-74150, 33-49984, 33-31411 and 33-26117) of ECI Telecom Ltd., of our report dated March 23, 2004, except as to Note 22A(2), which is as of December 15, 2004, with respect to the consolidated balance sheets of ECI Telecom Ltd. as of December 31, 2003 and 2002 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the report on Form 6-K of the ECI Telecom Ltd., furnished to the Securities and Exchange Commission on December 15, 2004. Our report, which is based on our audits and the report of other auditors, includes an explanatory paragraph that states that as discussed in Note 1A(8), ECI Telecom Ltd. restated its consolidated financial statements for the year ended December 31, 2002.

/s/ Somekh Chaikin
a member of KPMG International

Tel Aviv, Israel
December 16, 2004